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                                                                EXHIBIT 10.19


                              NetObjects, Inc.
                             301 Galveston Drive
                           Redwood City, CA  94063


                              February 3, 1999



VIA FACSIMILE

Mr. John Sculley
Sculley & Associates, Inc.
90 Park Avenue, 32nd Floor
New York, New York

Dear John:

     We are pleased that you have agreed to continue to serve as a member of the Board of Directors (the "Board") of NetObjects, Inc. (the "Company") and to provide consulting services to the Company following the initial public offering of its Common Stock. In connection with the initial public offering, the Company intends to split its shares in a one-for-six reverse stock split. This letter sets forth our agreement with respect to your compensation by the Company for these services.

     As an outside director of the Company, effective upon the closing of the Company's sale of Common Stock to the underwriters in an Initial Public Offering (as further defined in the Company's current Restated Certificate of Incorporation), which results in aggregate cash proceeds to the Company of at least $30 million (the "Closing Date") you will receive an option to purchase 20,000 shares (post-split) of Common Stock at the offering price per share. Your options will vest monthly, as long as you remain a director, on a ratable basis over 48 months from February 1, 1999. In addition, so long as you remain a director of the Company, the Company will pay your expenses for each Board meeting that you attend in person after the date of this letter, not to exceed $4,000 per meeting.

     On the Closing Date, the Company also will grant you an option to purchase 50,000 (post-split) shares of Common Stock at $7.50 per share in consideration of your providing consulting services to the Company as reasonably requested by the CEO from time to time. Your rights to exercise the option will vest ratably each month over a 48-month period commencing on February 1, 1999 as long as you remain a director and are available to provide the requested consulting services.

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     This letter agreement shall be valid and binding from the date that it has been executed by both of us until it shall expire by its terms or by mutual written agreement. We also will enter into stock option agreements and any other agreements that we may consider necessary to implement the terms of this letter agreement.

     This letter agreement may be executed in counterparts, and delivery of a signed counterpart by facsimile transmission shall constitute a party's due execution of this agreement. The terms of this letter agreement shall be governed by California law. If the terms of this letter agreement are acceptable to you, please sign below.

     I am gratified that I will be able to continue receiving your valuable support and advice. Best regards.


                                       Very truly yours,

                                       NETOBJECTS, INC.


                                       By /s/ Samir Arora
                                          ------------------------------------
                                          Samir Arora, Chief Executive Officer


I hereby agree to the terms and conditions set forth in this letter.


/s/ John Sculley
--------------------------------
John Sculley